Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and among MTR GAMING GROUP, INC. (“MTR”), its affiliates, predecessors, successors and subsidiaries (collectively, “Employer”), and FRED A. BURO (“Executive”).

WHEREAS, Employer (at the time of the original Employment Agreement, Presque Isle Downs, Inc., a wholly owned subsidiary of MTR) and Executive entered into an Employment Agreement on or about December 15, 2010, as amended on December 2, 2011 (together, the “Employment Agreement”); and

WHEREAS, Executive and Employer have mutually agreed that Executive’s employment with Employer shall cease effective January 28, 2014 (the “Resignation Date”); and

WHEREAS, Executive and Employer have mutually agreed that (i) Employer is prepared to terminate Employer’s employment without Cause pursuant to Section 6(a) of the Employment Agreement and (ii) termination of Employer’s employment is not a termination in connection with a Change in Control pursuant to Section 6(e) of the Employment Agreement; and

WHEREAS, in recognition of Executive’s service to Employer, Employer is prepared to offer Executive additional consideration, as set forth in this Agreement, for his voluntary resignation from Employer and execution of the release contained in this Agreement and certain additional agreements by Executive, including Executive’s agreement to provide consulting services to MTR pursuant to the form of consulting agreement set forth on Exhibit A hereto (the “Consulting Agreement”); and

WHEREAS, Executive and Employer desire to resolve any and all issues and potential issues between them concerning Executive’s employment with, and separation from, Employer; and Executive has agreed to enter into this Agreement and continue to comply with the restrictive covenants set forth in Section 7 of the Employment Agreement as consideration for Employer’s payment to Executive of the severance pay and benefits set forth in Paragraphs 3 and 4 below and for MTR’s execution and delivery of the Consulting Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, do hereby agree as follows:

1.                                      Recitals.

The foregoing recitals are hereby made part of this Agreement and are incorporated herein by reference.

2.                                      Eligibility.

The parties understand and agree that Executive is only eligible to receive the severance benefits referenced in Paragraphs 3 and 4 below if Executive executes the Agreement, complies with Section 7 of the Employment Agreement and all the terms of this Agreement, and this Agreement becomes effective and enforceable in accordance with Paragraph 30 below.

3.                                      Severance Payments and Benefits.

Subject to Paragraph 2 above, and pursuant to the terms of the Employment Agreement, Executive shall be entitled to receive the following severance payments and benefits:

(a)                                 continued payment to Executive of Executive’s current Base Salary, such amount being equal to $290,000, which amount shall be paid in regular payroll installments over the twelve-month period immediately following the Resignation Date (the “Severance Period”);

(b)                                 continued coverage under Employer’s group health plan for the Severance Period on the same terms and conditions that applied to Executive at the Resignation Date (including, without limitation, Executive’s contribution rates, if applicable); following the Severance Period, Executive shall be permitted to elect COBRA continuation coverage in accordance with applicable law; and

(c)                                  a bonus under the Incentive Plan (as defined in Section 5(b) of the Employment Agreement) earned and approved to be paid by the Compensation Committee with respect to the period ended December 31, 2013, which shall be payable in a lump sum at the same time as bonuses paid to other executives pursuant to such incentive program with respect to the period ended December 31, 2013, but in no event later than March 31, 2014, if so approved.

4.                                      Additional Contingent Payment and Benefits.

Subject to Paragraph 2 above, in the event a Change in Control (as defined in Section 6(e) of the Employment Agreement), pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013, as amended, among MTR, Eclair Holdings Company, Ridgeline Acquisition Corp., Eclair Acquisition Company, LLC, Eldorado HoldCo LLC, and Thomas Reeg, Robert Jones and Gary Carano, as the member representative, occurs during the one year period following the Resignation Date, Executive shall be entitled to receive the following severance payments and benefits which are in addition to the amounts he is due under the terms of the Employment Agreement:

(a)                                 a lump sum payment of $250,000 shall be made to Executive within thirty (30) days of the Change in Control.

5.                                      Consideration.

The parties understand and agree that: (i) Employer’s agreement to provide the severance payments, benefits and other payments and rights of Executive referenced in Paragraphs 3(a), 3(b), 3(c), and 4(a) above (the “Severance Payments and Benefits”) and MTR’s execution and delivery of the Consulting Agreement (a) are in consideration for Executive’s covenants in this Agreement, including his full and complete release of all claims against Employer and his agreement to continue to comply with the restrictive covenants set forth in Section 7 of the Employment Agreement, and (b) shall fully and completely extinguish all of Employer’s alleged obligations to Executive, including, without limitation, any additional severance payment, and including, but not limited to, any and all payments under any Employer severance pay plan; and (ii) there are no other agreements, covenants, promises, or arrangements between Executive and Employer other than those set forth herein.  Employer and Executive acknowledge and agree that the payments and benefits set forth in Paragraph 6 below are not consideration for purposes of this Paragraph 5 and that those payments and benefits are obligations of Employer even if Executive does not sign or revokes this Agreement.

6.                                      Accrued Rights and Equity and Cash Awards.

Nothing in this Agreement affects Executive’s right to receive the following:

(a)                                 any employee benefits, including but not limited to the Accrued Rights as defined in the first paragraph of Section 6 of the Employment Agreement (to the extent not otherwise explicitly addressed in Paragraph 3 above), to which Executive has become vested pursuant to the terms and provisions of the benefit plans and programs governing such employee benefits; and

(b)                                 the equity and cash awards (including options and/or restricted stock unit awards) set forth on Appendix I, each of which have otherwise vested pursuant to the applicable plan documents and award agreements.

7.                                      Release.

In exchange for and in consideration of the Severance Payments and Benefits, MTR’s execution and delivery of the Consulting Agreement and for other good and valuable consideration, Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which Executive may have against them up to the Effective Date (as defined below) of this Agreement (the “Released Claims”), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) Executive’s employment with Employer or the termination thereof or resignation therefrom, (ii) any treatment of

Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; and (v) all such other claims that Executive could asset against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect. This release shall be construed as broadly as possible and, without limiting the foregoing, the Released Claims shall include any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; Executive Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to (a) the Severance Payments and Benefits which Executive is entitled to receive pursuant to the provisions of this Agreement; (b) any rights or benefits which Executive is entitled to under Employer’s option, restricted stock unit or other equity incentive plans; (c) any vested benefits which Executive is entitled to under Employer’s pension, savings, retirement, 401K or other plans; (d) any rights or claims arising after the Resignation Date relating solely to the Consulting Agreement; or (e) any rights that Executive has or may have to be indemnified by Employer pursuant to any contract, statute, or common law principle—including, without limitation, Employer’s Certificate of Incorporation, By-laws and directors and officers liability insurance policies.

8.                                      Released Parties.

The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) Employer; (ii) Employer’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i) an (ii); and (iv) each former, current, and future officer, director, agent, representative, Executive, servant, owner, shareholder, partner, joint venturer, attorney, Executive benefit plan, Executive benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

9.                                      OWBPA and ADEA Release.

Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:

(a) Employer, by this Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;

(b) Executive has had the opportunity to consult with his own attorney concerning this Agreement;

(c) This Agreement does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this Agreement, provided, however, that any claims arising after the Effective Date of this Agreement from the then-present effect of acts or conduct occurring before the Effective Date of this Agreement shall be deemed released under this Agreement; and

(d) Employer has provided Executive the opportunity to review and consider this Agreement for 21 days or, if Executive’s separation from employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA), 45 days from the date Executive receives this Agreement (the “Review Period”). At Executive’s option and sole discretion, Executive may waive the Review Period and execute this Agreement before the expiration of 21 or 45 days, as applicable. In electing to waive the Review Period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

(e) Executive may revoke this Agreement within a period of seven days after execution of this Agreement as described in Paragraph 30 hereof.  This Agreement becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).

10.                               Representations by Executive.

Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by Employer, nor does he know of any basis on which any third party or governmental entity could reasonably assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

11.                               No Right to File Claims.

Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against Employer, or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, Executives or assigns (whether acting as agents for Employer or in their individual capacities), with respect to any Released Claims; in addition, Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this Agreement and that this Agreement shall act as a bar to recovery in any such proceedings.

12.                               No Admission of Liability.

Executive agrees that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Agreement.

13.                               Compliance with Subpoenas or Other Requests.

If Executive receives a court subpoena, deposition notice, request by government agency, or similar request to disclose information concerning Executive’s employment or separation from employment with Employer, or concerning the terms of this Agreement, Executive agrees that Executive will provide Employer with prompt notice of such subpoena, notice, or request.  Executive may comply with this requirement by providing written notice, via Certified Mail, to the President of MTR at 2100 Corporate Drive, Suite 300, Wexford, PA, 15090.  If notice by Certified Mail will not reach the President before the date of compliance with the subpoena, deposition notice, or similar request is required, then Executive agrees to provide a facsimile copy to the President before compliance is required.

14.                               Executive Covenant Not to Divulge Confidential Information.

Executive understands and agrees that regardless of whether Executive executes and does not revoke this Agreement, Executive has a continuing obligation under Section 7 of the Employment Agreement to not disclose Confidential Material (as defined in Section 7 of the Employment Agreement); provided, however, that Confidential Material shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive; (ii) was available to Executive on a nonconfidential basis prior to its disclosure to Executive by Employer; or (iii) becomes available to Executive on a nonconfidential basis from a source other than Employer, provided that such source is not bound by a confidentiality agreement with Employer or otherwise prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation.

15.                               Executive Covenant Not to Divulge this Agreement.

Unless this Agreement is otherwise filed by Employer with the Securities and Exchange Commission, Executive agrees to keep the fact of this Agreement and all of its terms completely confidential except as otherwise permitted by the terms of this Agreement or other applicable law.  Executive may disclose the terms of this Agreement only to Executive’s attorney, accountant, tax advisor, outplacement counselor, members of Executive’s immediate family, or, upon prior written consent of Employer, to a subsequent potential employer of Executive; in each case, provided that they agree to keep the terms confidential. Notwithstanding the foregoing, Executive may disclose the terms of Executive’s obligations pursuant to Section 7 of the Employment Agreement to a subsequent potential employer of Executive without obtaining prior written consent of Employer.

16.                               Ability to Enforce Agreement and Assist Government Investigation.

Nothing in this Agreement prohibits or otherwise restricts Executive from: (i) instituting any legal action for the sole purpose of enforcing this Agreement; (ii) making any disclosure of information required by law; (iii) assisting any federal regulatory or law enforcement agency or legislative body to the extent Executive maintains a legal right to do so notwithstanding this Agreement; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent Executive maintains a legal right to do so notwithstanding this Agreement; or (v) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

17.                               Executive Covenant to Return of Employer Property.

Executive agrees to return all property and documents belonging to Employer that are in Executive’s possession or within Executive’s control by no later than the last day of employment or such other date that may be agreed to in writing by Executive’s supervisor or a representative of the Human Resources Department.  Employer property to be returned includes, but is not limited to, Executive’s identification badge, keys, computer, corporate credit cards, pagers, telephones, and the original and all copies of any written, recorded, or computer-readable information about Employer’s practices, procedures, trade secrets, customer lists or product marketing associated with Employer’s business.

18.                               Non-Disparagement.

Executive recognizes the need for Employer to maintain continued harmonious relationships with its workforce, the public, and the communities in which it does business.  Executive therefore agrees not to make or publish any critical, denigrating, or disparaging written or oral statements about Employer, its directors, its officers, its Executives, and its customers or agents, or related to Employer’s business or its products, services, policies and practices.  Executive agrees not to disparage Employer in any fashion, including, but not limited to, any disparagement via the Internet, whether anonymous or not.  Nothing herein prevents Executive from using any truthful information about the scope of Executive’s job duties and responsibilities in order to obtain employment upon the separation of Executive’s employment from Employer.  In addition, nothing herein prevents Executive from exercising rights Executive has as a shareholder of Employer.

The employees of MTR directly and/or indirectly involved in the drafting and approval of this Agreement, management and members of MTR’s board of directors shall not, in connection with any matter that has occurred up to the signing of this Agreement, knowingly disparage Executive.  Consistent with MTR policy, MTR will provide confirmation of Executive’s dates of employment and last rate of pay.  No further reference (positive or negative) will be provided about Executive.

19.                               Executive Covenant to Cooperate with Employer Before and After Resignation.

Executive agrees to assist Employer, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to Executive’s tenure as an Executive, officer, or director of Employer, including, for example, meetings with Employer representatives and counsel and giving testimony in any legal proceeding involving Employer.  Employer will reimburse Executive for reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in rendering such assistance to Employer.

20.                               Event of Breach.

Executive understands that in the event of a material violation of any provision of this Agreement that is not cured by Executive within fifteen (15) days written notice of such violation, Employer shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond and Employer may suspend any further consideration under this Agreement.  The remedies provided in this Paragraph 20 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between Executive and Employer, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies.

21.                               Severability.

All provisions of this Agreement are separate and independent.  Therefore, in the event of a court of competent jurisdiction declares any provision of this Agreement to be illegal or invalid, such declaration will not invalidate or otherwise affect the enforceability of the remaining provisions of this Agreement.  In addition, if a court of competent jurisdiction declares that any provision is unenforceable because it is overbroad, then the provision will be limited as required by applicable law, enforced as so limited, and will not affect the enforceability of the remaining provisions of this Agreement.

22.                               Successors and Assigns.

The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by Employer, its successors, assigns and successors in interest, including, without limitation, any corporation with which Employer may be merged or by which its stock or assets may be acquired.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive.  In the event of Executive’s death following the Effective Date and prior to payment of all amounts due to Executive hereunder, any amounts remaining to be paid to Executive shall be paid to Executive’s estate.

23.                               Knowing and Voluntary.

Executive acknowledges and agrees that, before signing this Agreement, Executive was advised to review it and consult with any attorney Executive chooses, and that, to the extent Executive desired, Executive has availed himself of these opportunities.  Executive also hereby acknowledges that he is entering into this Agreement VOLUNTARILY AND KNOWINGLY.

24.                               Construction.

Executive has the right and has had the opportunity to seek the independent legal advice of an attorney of Executive’s choosing regarding the meaning and advisability of signing this Agreement.  Therefore, the common law principles of construing ambiguities against the drafter that otherwise may apply have no application to this Agreement.

25.                               Integrated Agreement.

The terms and conditions of this Agreement and the Consulting Agreement constitute the full and complete understandings, agreements, and promises between Executive and Employer with respect to all matters covered by this Agreement.  Except as provided herein with respect to Executive’s rights and obligations under Section 7 of the Employment Agreement and the Consulting Agreement, the terms and conditions of this Agreement cancel and supersede any prior agreements or understandings that may have existed between Executive and Employer with respect to his employment and all matters covered by this Agreement, including the Employment Agreement.  Executive represents and warrants that no other promise or inducement has been offered to him except as set forth herein, and that this Agreement is binding upon Employer, his heirs, executors, administrators, and assigns.  This Agreement may be amended only by a writing signed by Executive and Employer.

26.          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions. If any provision of the Agreement other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this Agreement in full force and affect.

27.          Amendment; Counterparts.

This Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

28.          Code Section 409A.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed.  Executive shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall Employer have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code.  For purposes of section 409A of the Code, all payments to be made upon separation from employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under section 409A of the Code). In no event shall Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime or during a shorter period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

29.          Acknowledgements.

Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his private attorney and/or other individuals of his choice who are not associated with Employer.  Executive further acknowledges that he has read this

Agreement carefully and fully understands the significance of all of its provisions.  Executive acknowledges, warrants and agrees that he has signed this Agreement voluntarily and accepts all obligations contained in it in exchange for the consideration Executive will receive pursuant to this Agreement which Executive acknowledges is adequate and satisfactory, and which Executive further acknowledges Employer is not otherwise obligated to provide to Executive (other than the payments and benefits described in Paragraph 6).  Executive acknowledges, warrants and agrees that neither Employer, nor its agents, representatives, directors, officers or Executives have made any representations to Executive concerning the terms of effects of this Agreement, other than those explicitly contained in this Agreement.  Additionally, upon the Resignation Date, Executive shall be deemed to have resigned from any and all offices or positions that Executive may hold with Employer, any direct or indirect subsidiary thereof or any of their respective affiliates.

30.          Revocation Period.

Once this Agreement is executed by Executive, Executive shall have a seven (7) calendar day period during which Executive may revoke his decision to execute the Agreement.  A revocation made pursuant to this paragraph shall be effective only if it is in writing and is delivered to the President of MTR at the following address: 2100 Corporate Drive, Suite 300, Wexford, PA, 15090 in a manner reasonably calculated to provide Executive with proof of receipt and delivered at or prior to 5:00 p.m. on the seventh (7th) calendar day, or the first business day thereafter if that day is Saturday, Sunday, or Employer Holiday, following execution of this Agreement by Executive.  This Agreement shall not become effective or enforceable until the revocation period has expired. Under any such valid revocation, Executive shall not be entitled to any Severance Payment and Benefits under this Agreement or the Employment Agreement.

This Agreement was drafted so that it should be readily understood by Executive.  By signing this Agreement, Executive certifies that he understands all the provisions contained in the Agreement and that this Agreement complies with the requirements of the Older Worker Benefit Protection Act (“OWBPA”).

Executive is hereby advised that Executive has up to twenty-one (21) calendar days to review this Separation Agreement and Release and that Executive should consult with an attorney of Executive’s choice prior to execution of this Separation Agreement and Release.

Executive agrees that any modifications, material or otherwise, made to this Separation Agreement and Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Separation Agreement and Release, to fulfill the promises and to receive the consideration set forth in Paragraphs 3 and 4 above, Executive freely and knowingly, after due consideration, enters into this Separation Agreement and Release intending to waive, settle and release all claims Executive has or might have against Employer.

Statement by Executive Signing Below.  By signing this Separation Agreement and Release, I acknowledge that Employer has advised and encouraged me to consult with an attorney prior to executing this Separation Agreement and Release.  I have carefully read and fully understand the provisions of this Separation Agreement and Release and have had sufficient time and opportunity (a period of at least twenty-one (21) days) to consult with my personal tax, financial and legal advisors prior to executing this Severance and Release Agreement, and I intend to be legally bound by its terms.

[Signature page follows]

WHEREFORE, the parties have caused this Separation Agreement and Release to be executed on the 28th day of January, 2014.

/s/ Fred A. Buro
Fred A. Buro

MTR GAMING GROUP, INC.

By:	/s/ Joseph Billhimer
	Name:	Joseph Billhimer
	Title:	President and COO

Appendix I

Vested Awards

Appendix I

Vested Awards

					Vested
	Date	Exercise	Vesting		as of
	Granted	Price	Period	Grant	January 28, 2014

Stock Options
	1/28/2011	$2.32	33%, 33%, 34%	51,600	51,600
	1/27/2012	$2.44	Ratably over 3 years (1/3)	48,400	32,267
	1/25/2013	$3.94	Ratably over 3 years (1/3)	25,200	8,400

Restricted Stock Units
	1/28/2011	$2.32	Cliff vest after 3 years	17,200	17,200	(1)

(1) Restricted stock units vested on January 28, 2014 and accordingly their settlement in shares of common stock are in the process of being issued. We understand that Mr. Buro will receive shares on a net settlement basis.  Accordingly, of the award, it is anticipated that approximate 5,417 shares will be utilized to satisfy income taxes related to vesting and settlement.  Thus, Mr. Buro would receive approximately 11,783 shares on a net settlement basis.

Exhibit A

Form of Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of January 30, 2014 but is effective as of February 1, 2014 (the “Effective Date”), between MTR Gaming Group, Inc. (the “Company”), and Fred A. Buro, an adult individual (the “Consultant”).

WITNESSETH

WHEREAS, pursuant to the Separation Agreement and Release (the “Separation Agreement”), the Consultant will resign from all positions held with the Company and/or its Affiliates (as defined below) as of January 28, 2014;

WHEREAS, the Consultant has certain knowledge and expertise related to the Company’s business and operations; and

WHEREAS, the Company wishes to insure that, notwithstanding the termination of the Consultant’s employment, the Company will continue to have the benefit of the Consultant’s knowledge and experience concerning the Company’s business and operations.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.              Consulting Services.

a.              Effective as of the Effective Date, the Company hereby engages the Consultant, and the Consultant hereby agrees, to perform and provide Consulting Services (as defined below) to the Company and its affiliates as directed by the Company’s executive officers, on an independent contractor basis.  As used in this Agreement, “Consulting Services” means services related to the Company’s business and operations and set forth on Annex I hereto.  The Company may temporarily or permanently exclude any particular service from the scope of the Consulting Services upon written notice to the Consultant.

b.              Effective as of the Effective Date, Consultant agrees to render the Consulting Services conscientiously and devote his best efforts and abilities thereto. Consultant further agrees to devote to the Company such portions of his business time and attention as may be necessary and appropriate to perform the Consulting Services; provided, however, the Consultant shall not be required to devote more than eight hours per week to the performance of the Consulting Services.

c.               The Consulting Services shall be performed at such locations as the parties may mutually agree from time to time; provided, however, the parties acknowledge and agree that Consultant may be required to periodically travel to other locations as may be reasonably necessary in the performance of the Consulting Services.

2.              Term of Consulting Arrangement.  The consulting period shall begin on the Effective Date and end on June 30, 2014 (the “Consulting Period”), unless extended by the mutual written agreement of the Consultant and the Company, or unless earlier terminated pursuant to Section 4 hereof.

3.              Compensation. For all services rendered under this Agreement and the other covenants and agreements of the Consultant, during the Consulting Period, the Company shall (i) pay to the Consultant $10,000.00 per month (the “Consulting Fee”), payable in arrears on the last day of each month, and (ii) reimburse the Consultant for all reasonable out-of-pocket expenses (including traveling expenses) incurred by the Consultant in rendering the Consulting Services as approved by the Company in accordance with the policies, practices and procedures of the Company (the “Reimbursement Amount,” together with the

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Consulting Fee, the “Payment Amount”).  The Consultant shall furnish a reasonable detail including receipts of any expenses for which reimbursement is sought.

4.              Termination.

a.              The Company’s obligations under this Agreement will terminate automatically upon the earliest to occur of (the “Date of Termination”): (i) the death or disability of the Consultant, (ii) the date on which the Consultant provides written notice to the Company of the Consultant’s intention to terminate this Agreement, (iii) the date on which the Company provides written notice to the Consultant of the Company’s intention to terminate this Agreement for Cause (as defined in the Employment Agreement (as defined in the Separation Agreement)), (iv) the failure of the Consultant, as determined by the President of the Company, to satisfactorily perform his duties hereunder; provided that the Company shall have given the Consultant written notice at least fifteen (15) days prior to such termination and such failure of the Consultant shall not have been cured by such date, (v) the election of the Consultant to terminate certain provisions of the Separation Agreement within seven (7) calendar days after signing that agreement in accordance with Paragraph 30 of that agreement, or (vi) the expiration of the Consulting Period.

b.              Upon termination of this Agreement pursuant to Section 4.a. above, the Company will have no obligation to pay any amount to the Consultant other than amounts earned or accrued as of the Date of Termination.

5.              Independent Contractor Status.

a.              Non-Employee Status; Independent Contractor. The Company and the Consultant hereby acknowledge that the Consultant is and will be an independent consultant to and is not an employee (or person of similar status) of the Company or any of its Affiliates (defined below) for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Consultant acknowledges that he will not be paid any “wages” (as defined in the Code) in respect of the services under this Agreement, and the Company will not withhold any amounts from the consideration paid hereunder for tax purposes.  The Consultant shall be solely responsible for all taxes (including penalties and interests thereon) imposed on him by reason of the payment of any compensation, benefits or other amounts payable in respect of the this Agreement or the services under this Agreement, if any, and shall indemnify the Company and its Affiliates for any losses or damages (including reasonable attorneys’ fees) incurred or suffered by the Company or its Affiliates as a result of the Consultant or the Consultant’s failure to pay any such taxes (including any penalties and interest thereon).  As used in this Agreement, the term “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question (as used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise).

b.              Method of Performing Services.  The Consultant shall be free to determine, in the Consultant’s sole discretion, the method, details, and means of performing the Consulting Services; provided, however, that such method, details, and means shall be in accordance with good and reputable business practices.  The Consultant shall be free to set the Consultant’s own hours and appointments.  The Company shall have no right to, and shall not, control the manner or determine the method of accomplishing such work.  The Company may, however, require the Consultant to observe at all times the security and safety policies of the Company.  In addition, the Company shall be entitled to exercise a broad general power of supervision and control over the results of work performed by the Consultant to ensure satisfactory performance.  This power of supervision shall include the right to inspect, stop work, and make suggestions or

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recommendations as to the details of the work, and request modifications to the scope of the consulting services to be provided hereunder.

c.               No Authority.  The Consultant has no authority, either real, implied or apparent, to act for or bind obligate the Company to any contract or any other matter without the prior express written approval from an authorized representative of the Company.  The Consultant will not represent to any third party that it has any real, implied or apparent authority to enter into any arrangement, contract or commitment on behalf of the Company.  All federal, state or local tax liability that the Consultant incurs as a result of the remuneration provided pursuant to this Agreement, or otherwise, shall be and remain the sole responsibility of the Consultant.

d.              Ineligible for Employee Benefits.  The Consultant shall not be eligible for any benefit available only to employees of the Company or its Affiliates, including, but not limited to, medical, dental, vision and related health benefits, state disability insurance, unemployment insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like.

6.              Confidential Information.

a.              The Consultant acknowledges that in the course of his previous relationship with the Company, and in the course of his prospective relationship with the Company under this Agreement, he has had and will continue to have access to information relating to the confidential affairs of the Company and its Affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (the “Confidential Information”).

b.              The Consultant agrees that (i) he will not, and will not allow his Affiliates to disclose to any third party or use any Confidential Information except as expressly permitted in this Agreement, and (ii) he will take all reasonable measures to maintain the confidentiality of all Confidential Information within his possession or control, which will in no event be less than the measures he uses to maintain the confidentiality of his own information of similar type and importance.  This confidentiality covenant has no temporal, geographic or territorial restriction.

7.              Enforceability.  If any court determines that any provision of this Agreement, or any part thereof, is unenforceable against any person, the parties agree that such court shall have the power to modify such provision to the extent necessary to make the Agreement enforceable and valid, and the parties agree to request the court to exercise such power, and, in its modified form, such provision shall then be enforceable and shall be enforced.

8.              Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign this Agreement without the Consultant’s prior consent to any Affiliate of the Company or to any Successor.  As used in this Agreement, the term “Successor” shall include any person, corporation, partnership, company or other entity that, at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company.

9.              Payment of Legal Expenses.  In the event any litigation or other proceeding is initiated by either party to enforce the terms and provisions hereof, each party agrees to be responsible for their respective legal fees.

10.       Notices.  All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by facsimile or mailed by registered or certified first class mail, postage prepaid, return receipt requested to

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the parties hereto at the address set forth below (as the same may be changed from time to time by written notice similarly given).

In the case of the Company, to:

MTR Gaming Group, Inc.
2100 Corporate Drive, Suite 300
Wexford, PA, 15090
Attention:  President

In the case of Employee, to Employee’s home address on file in the Human Resources Department.

11.       Amendment and Waiver.  No term, provision or condition of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing by the Company and the Consultant.  A waiver by the Company or the Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.  Except as set forth in Section 4(a) hereof, this Agreement is completely separate and independent from, and in no way inter-dependent (or connected to), the Separation Agreement.  The terms and conditions of the Separation Agreement remain in full force and effect regardless of the operation of this Agreement.

12.       Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

13.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.       Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MTR GAMING GROUP, INC.

By:
	Name:	Joseph L. Billhimer, Jr.
	Title:	President and Chief Operating Officer

Fred A. Buro

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Annex I

Provide assistance and advisory services in connection with Internet gaming and report to the Company’s Chief Operating Officer or such other officer as the Company shall determine.

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